EXHIBIT 5.1

[Sullivan & Cromwell LLP Letterhead]

December 10, 2003

Korn/Ferry International,

1800 Century Park East,

Los Angeles, California 90067.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $40,000,000 principal amount of deferred compensation obligations (the “Securities”), of Korn/Ferry International, a Delaware corporation (the “Company”), issued or to be issued pursuant to the Korn/Ferry International Executive Capital Accumulation Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the terms of the Securities and of their issuance and sale have been duly established in conformity with the Plan, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principals.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP